EXHIBIT 99.6

CONSENT

The undersigned hereby consents to (i) being named as a person who will become a director of National Oilwell Varco, Inc., a Delaware corporation, in the Registration Statement on Form S-4 to be filed by National-Oilwell, Inc., a Delaware corporation (“National-Oilwell”), with the Securities and Exchange Commission (the “Registration Statement”), effective upon the consummation of the merger contemplated by the Amended and Restated Agreement and Plan of Merger, effective as of August 11, 2004, by and between National-Oilwell and Varco International, Inc., a Delaware corporation, and (ii) the filing of this consent as an exhibit to the Registration Statement.

Dated: September 11, 2004	/s/ Jeffrey A. Smisek